EXHIBIT 99.1

[NEOTHERAPEUTICS LOGO]
Contact:
John McManus
NeoTherapeutics, Inc.
(949) 788-6700, ext. 247

BULLETIN!!                     BULLETIN!!

NeoTherapeutics will hold a telephone conference call, August 22, 2002 at 10:00 A.M. (EST).
Rajesh Shrotriya, M.D., Chairman and Chief Executive Officer, will discuss and answer questions relating to the recently announced strategic and organizational changes. Those wishing to participate should call 888-348-7538 at approximately 9:50 A.M. (EST). A replay of this conference call will be available on the Company’s website at www.neot.com beginning on August 23, 2002.

NeoTherapeutics announces new financial leadership

IRVINE, California, August 21, 2002 – NeoTherapeutics, Inc. (Nasdaq: NEOT) announced today the retirement of Samuel Gulko, Senior Vice President Finance, Chief Financial Officer, Secretary and Treasurer. Mr. Gulko also has retired from the Company’s Board of Directors.

Effective immediately, financing and financial planning will be managed by John McManus and accounting and SEC reporting will be managed by Michael Volk, C.P.A., Controller.

“We appreciate Sam Gulko’s service to the Company as an officer and director and wish him well in his retirement. We may continue to seek his advice as a consultant as we go forward”, stated Rajesh Shrotriya, Chairman of the Board, Chief Executive Officer and President of NeoTherapeutics. “I am pleased to announce that John McManus will be rejoining the Company. John played a key role in our efforts to raise money from long-term oriented, fundamental investors when he was with the Company previously, and he will lead our efforts to shore up the Company’s financial condition. Michael Volk has served as the Company’s Controller for the past year and has managed the Company’s SEC compliance. He previously spent seven years with Ernst & Young, working his way to the level of audit manager at the firm. We believe that he has the skills and experience necessary to assume leadership in the accounting area.”

“Our goal is to secure financing from investors convinced of the upside potential in NeoTherapeutics based on the Company’s fundamentals,” stated John McManus. “Our first objective is to retain our listing status on Nasdaq. Meeting these goals will enhance our access to the resources necessary to develop our phase 3 anti-cancer drug, Satraplatin and continue our efforts to out-license our anti-psychotic platform.”

NeoTherapeutics seeks to create value for shareholders through the in-licensing and commercialization of anti-cancer drugs and the discovery and out-licensing of drugs for central nervous system disorders. Satraplatin, the Company’s lead oncology drug, is being prepared for a phase 3 study in prostate cancer. Additional anti-cancer drugs are in phase 1 and 2 stages of development for bladder cancer and non-Hodgkin’s lymphoma.

The Company has pre-clinical neurological drug candidates for disorders such as attention deficit hyperactivity disorder, schizophrenia, dementia, mild cognitive impairment, anxiety and pain. For additional information visit the Company’s web site at www.neot.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

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